AMENDED & RESTATED EMPLOYMENT AGREEMENT


          THIS AMENDED & RESTATED EMPLOYMENT AGREEMENT, dated as of 5 July 2006 (this "Agreement"), by and between NTL Incorporated, a Delaware corporation (the "Company"), and James Mooney (the "Executive").

          WHEREAS, on 3 March 2006, NTL Incorporated and Telewest Global, Inc. effected a merger transaction (the "Merger"), structured as a reverse acquisition, whereby Telewest Global, Inc. acquired NTL Incorporated and both companies changed their names so that Telewest Global, Inc. became "NTL Incorporated" and former NTL Incorporated became "NTL Holdings Inc." ("Old NTL");

          WHEREAS, as a result of the Merger, Old NTL became a wholly owned subsidiary of the Company and shares of Old NTL were converted into shares of the Company, so that one share of common stock of Old NTL became two and a half shares of the common stock of the Company after giving effect to the Merger;

          WHEREAS, the Executive has been employed as the Chairman of the Board of Old NTL since 7 March 2003 and as Chairman of the Board of the Company since the closing of the Merger on 3 March 2006, pursuant to the terms of an Employment Agreement dated as of 17 September 2003 (the "Original Agreement"); and

          WHEREAS, the Company and the Executive each desire to amend and restate the Original Agreement in its entirety to extend the Employment Term, to provide for the assignment of this Agreement by Old NTL to the Company, to provide for certain additional restricted stock grants to the Executive and to provide for his continued employment with the Company, which is now the parent entity of the group;

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

          1. Amendment; Employment Term. The Original Agreement is hereby amended and restated in its entirety by this Agreement. The parties have agreed to assign the terms of the Original Agreement, as amended and restated hereby, to the Company from Old NTL and accordingly the term "Company" now refers to NTL Incorporated, the ultimate parent entity. In connection with such assignment, the parties acknowledge and agree that (i) all rights of Old NTL under the Original Agreement are now rights of the Company under this Agreement and shall be enforceable against the Executive solely by the Company, (ii) all rights of the Executive under the Original Agreement shall be enforceable by the Executive solely against the Company,
(iii) all obligations of Old NTL under the Original Agreement are now obligations of the Company under this Agreement and shall be enforceable by the Executive solely against the Company and (iv) all obligations of the Executive under the Original Agreement shall be enforceable against the Executive solely by the Company. The Executive hereby releases and waives Old NTL from any and all such claims he may have against it as of the date hereof and acknowledges that, from and after the date hereof, such claims shall be asserted solely against the Company.

          Except for earlier termination as provided for in Section 7, the Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, subject to the terms and provisions of this Agreement, for the period commencing on 7 March 2003 and ending on 30 April 2009 (the "Employment Term").

          2. Duties. During the Employment Term, the Executive shall serve as the Chairman of the Board. The Executive shall perform such duties, services and responsibilities on behalf of the Company and its subsidiaries as may be determined from time to time by the Board. In performing such duties hereunder, the Executive will report directly to the Board. The Executive shall devote substantial business time, attention and skill to the performance of such duties, services and responsibilities, and will use his best efforts to promote the interests of the Company.

          3. Cash Compensation. In full consideration of the performance by the Executive of the Executive's obligations during the Employment Term, the Executive shall be compensated as follows:

               (a) Base Salary. The Executive shall be eligible to receive a base salary during the Employment Term at an annual rate of $1,250,000 per year (the "Base Salary"). The Base Salary is payable in accordance with the normal payroll practices of the Company then in effect.

               (b) Incentive Bonus. The Executive shall participate in the Company's cash bonus plans, with an on-target bonus percentage of 100% of base salary, provided that for bonus purposes his base salary shall be deemed to be $400,000.

          4. Equity-Based Compensation. Prior to the completion of the Merger, the Executive was granted options to purchase common stock of Old NTL and restricted Old NTL common stock, and the shares of common stock subject to such grants (to the extent outstanding immediately prior to the completion of the Merger) were converted in the Merger into shares of the Company (the "Prior Equity Grants"). In addition to the Prior Equity Grants, effective as of the earliest practicable date following the day on which the Company's 2006 Stock Incentive Plan is approved by the Company's shareholders, the Executive has been granted an additional 1,125,000 shares of common stock of the Company, on the terms and conditions as described on Exhibit A-1 and as set forth in the form of Restricted Stock Agreement attached in Exhibit A-2 (the "Restricted Stock Agreement").

          5. Benefits. During the Employment Term, the Executive shall be entitled to: (i) participate in health insurance and life insurance plans, policies, programs and arrangements in accordance with the Company's policy then in effect, to the extent the Executive meets the eligibility requirements for any such plan, policy, program or arrangement and (ii) reimbursement for travel expenses in accordance with the Company's policy then in effect.

          6. Taxes. The Executive shall be solely responsible for taxes imposed on the Executive by reason of any compensation and benefits provided under this Agreement and all such compensation and benefits shall be subject to applicable withholding taxes.

          7. Termination. The Executive's employment with the Company and the Employment Term shall terminate upon the expiration of the Employment Term or upon the earlier occurrence of any of the following events (the date of termination, the "Termination Date"):

               (a) The death of the Executive ("Death").

               (b) The mutual agreement between the Company and the Executive that the employment of the Executive with the Company shall be terminated.

               (c) The termination of employment by the Company for Cause upon written notice (the "Cause Notice") to the Executive specifying the conduct constituting Cause. Termination of employment for "Cause" means:
(i) the Executive is convicted of any criminal offense including fraud or breach of trust, (ii) the willful or continued failure of the Executive to perform the Executive's duties hereunder (other than as a result of physical or mental illness) or (iii) in carrying out the Executive's duties hereunder, the Executive has engaged in conduct that constitutes gross neglect or willful misconduct, unless the Executive believed in good faith that such conduct was in, or not opposed to, the best interests of the Company and its parents, subsidiaries, associated and affiliated companies and joint ventures (collectively, the "Company Affiliated Group"). For all purposes of the Executive's employment by the Company, if the Executive's employment is terminated for Cause, the effective date of such termination shall be the date of delivery of the Cause Notice.

               (d) The termination of employment by the Company if the Executive is Disabled. "Disabled" shall mean that the Executive, as of any date, has been unable, due to physical or mental incapacity, to substantially perform the Executive's duties, services and responsibilities hereunder either for a period of at least 180 consecutive days or for at least 270 days in any consecutive 365-day period, whichever may be applicable.

               (e) The termination of employment by the Company other than for Cause, being Disabled or Death. A termination other than for Cause includes the failure of the Company, without the Executive's consent, to nominate the Executive to the slate of directors proposed by the Company at the Company's 2008 annual meeting of stockholders.

          In the event of termination of the Executive's employment, for whatever reason (other than Death), the Executive agrees to cooperate with the Company, its subsidiaries and affiliates and to be reasonably available to the Company, its subsidiaries and affiliates with respect to continuing and/or future matters arising out of the Executive's employment hereunder or any other relationship with the Company, its subsidiaries or affiliates, whether such matters are business-related, legal or otherwise.

          Upon termination of the Executive's employment for any reason, the Executive shall be deemed to have resigned from the Board and from all other boards of, and other positions with, any member of the Company Affiliated Group, as applicable, and shall execute all such documentation required to evidence any such resignations.

          8. Termination Payments.

               (a) If the Executive's employment with the Company terminates pursuant to Subsection (a), (b), (c) or (d) of Section 7, the Company shall pay the Executive: (i) any accrued and unpaid Base Salary as of the Termination Date and (ii) an amount equal to such reasonable and necessary business expenses incurred by the Executive in connection with the Executive's employment on behalf of the Company on or prior to the Termination Date but not previously paid to the Executive (the "Accrued Compensation").

               (b)  If  the   Executive's   employment   with  the  Company
terminates pursuant to Subsection (e) of Section 7:

                    (i) the Company shall pay the Executive the Accrued Compensation;

                    (ii) for a period of one year following the Termination Date, but only for so long as the Executive is in compliance with Section 9, the Company shall continue to pay the Executive the Base Salary and Bonus in accordance with the normal payroll practices of the Company; and

                    (iii) (x) the portion of the shares granted under Sections 3(i) and 3(ii) of the Restricted Stock Agreement that are scheduled to become vested within one year following the Termination Date shall become vested on the Termination Date (without regard to whether the performance conditions relating thereto are satisfied) and the remaining portion of the shares granted under such Sections shall be forfeited, and
(y) one-third of the of the shares granted under Section 3(iii) of the Restricted Stock Agreement shall become vested (without regard to whether the performance conditions relating thereto are satisfied), and the Compensation Committee or the Board of Directors will have the discretion to vest all or any part of the remaining portion of the Restricted Stock Agreement granted under such Section.

               (c) If the Executive's employment with the Company terminates pursuant to Subsection (a) of Section 7, any shares granted under the Restricted Stock Agreement and not then forfeited pursuant to the terms thereof shall become vested and exercisable on the Termination Date.

               (d) Release; Full Satisfaction. Notwithstanding any other provision of this Agreement, no severance pay shall become payable under this Agreement unless and until the Executive executes a general release of claims in form and manner reasonably satisfactory to the Company including where relevant a release of any statutory claims, and such release has become irrevocable; provided, that the Executive shall not be required to release any indemnification rights. The payments to be provided to the Executive pursuant to this Section 8 upon termination of the Executive's employment shall constitute the exclusive payments in the nature of severance or termination pay or salary continuation which shall be due to the Executive upon a termination of employment and shall be in lieu of any other such payments under any plan, program, policy or other arrangement which has heretofore been or shall hereafter be established by any member of the Company Affiliated Group.

               (e) Effect of Section 409A of the Internal Revenue Code. If the Executive is a "specified employee" for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, any severance payments to the Executive which are subject to Section 409A shall not commence until six months from the Termination Date, and the first payment after such period shall include all prior severance payments that would have been paid during such six month period if Section 409A had not been applicable thereto.

          9. Executive Covenants.

               (a) Unauthorized Disclosure. The Executive agrees and understands that in the Executive's position with the Company, the Executive will be exposed to and will receive information relating to the confidential affairs of the Company Affiliated Group, including but not limited to technical information, intellectual property, business and marketing plans, strategies, customer information, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company Affiliated Group, and other forms of information considered by the Company to be confidential and in the nature of trade secrets ("Confidential Information"). The Executive agrees that during the Employment Term and thereafter, the Executive will not disclose such Confidential Information, either directly or indirectly, to any third person or entity without the prior written consent of the Company. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Employment Term, the Executive will promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data or any other tangible product or document which has been produced by, received by or otherwise submitted to the Executive during or prior to the Employment Term. Any material breach of the terms of this paragraph shall be considered Cause.

               (b) Non-competition. By and in consideration of the Company's entering into this Agreement and the payments to be made and benefits to be provided by the Company hereunder, and further in consideration of the Executive's exposure to the proprietary information of the Company Affiliated Group, the Executive agrees that the Executive will not, during the Employment Term, and thereafter during the "Non-competition Term" (as defined below), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including but not limited to holding any position as a shareholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any "Restricted Enterprise" (as defined below); provided that in no event shall ownership of less than 1% of the outstanding equity securities of any issuer whose securities are registered under the Securities and Exchange Act of 1934, as amended, standing alone, be prohibited by this Subsection
(b) of this Section 9. For purposes of this paragraph, the term "Restricted Enterprise" shall mean any person, corporation, partnership or other entity that competes directly or indirectly with any member of the Company Affiliated Group by (i) owning or operating broadband or mobile communications networks for telephone, television or internet services,
(ii) providing mobile telephone, fixed line telephone, television or internet services or (iii) owning, operating or providing any content-generation services or television channels, in each case principally in the United Kingdom or Ireland. Following termination of the Employment Term, upon request of the Company, the Executive shall notify the Company of the Executive's then current employment status. For purposes of this Agreement, the "Non-competition Term" shall mean the period beginning on the Termination Date and ending on the first anniversary of such date. Any material breach of the terms of this paragraph shall be considered Cause.

               (c) Non-solicitation. During the Non-competition Term, the Executive shall not, and shall not cause any other person to, interfere with or harm, or attempt to interfere with or harm, the relationship of any member of the Company Affiliated Group, or endeavor to entice away from any member of the Company Affiliated Group, or hire, any person who at any time during the Employment Term was an employee or customer of any member of the Company Affiliated Group, or otherwise had a material business relationship with any member of the Company Affiliated Group.

               (d) Proprietary Rights. The Executive assigns all of the Executive's interest in any and all inventions, discoveries, improvements and patentable or copyrightable works initiated, conceived or made by the Executive, either alone or in conjunction with others, during the Employment Term and related to the business or activities of any member of the Company Affiliated Group to the Company or its nominee. Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments that the Company shall in good faith deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interest of any member of the Company Affiliated Group therein. These obligations shall continue beyond the conclusion of the Employment Term with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Executive during the Employment Term.

               (e) Remedies. The Executive agrees that any breach of the terms of this Section 9 would result in irreparable injury and damage to the Company, its subsidiaries and/or its affiliates for which the Company, its subsidiaries and/or its affiliates would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company, its subsidiaries and/or its affiliates, as applicable, shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company, its subsidiaries and/or its affiliates may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company, its subsidiaries and/or its affiliates from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants contained in this
Section 9 are reasonable and necessary to protect the businesses of the Company Affiliated Group because of the Executive's access to Confidential Information and his material participation in the operation of such businesses. Should a court, arbitrator or other similar authority determine, however, that any provision of the covenants contained in this
Section 9 are not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such covenants should be interpreted and enforced to the maximum extent to which such court or arbitrator deems reasonable or valid.

          The existence of any claim or cause of action by the Executive against the Company and/or its subsidiaries and/or its affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained in this
Section 9.

          10. Executive's Representation. The Executive represents to the Company that the Executive's execution and performance of this Agreement does not violate any agreement or obligation (whether or not written) that the Executive has with or to any person or entity including, but not limited to, any prior employer.

          11. Indemnification.

               (a) To the extent permitted by applicable law, the Company shall indemnify the Executive against, and save and hold the Executive harmless from, any damages, liabilities, losses, judgments, penalties fines, amounts paid or to be paid in settlement, costs and reasonable expenses (including, but not limited to, attorneys' fees and expenses), resulting from, arising out of or in connection with any threatened, pending or completed claim, action, proceeding or investigation (whether civil or criminal) against or affecting the Executive by reason of the Executive's service from and after the Effective Date as an officer, director or employee of, or consultant to, any member of the Company Affiliated Group, or in any capacity at the request of any member of the Company Affiliated Group, or an officer, director or employee thereof, in or with regard to any other entity, employee benefit plan or enterprise (other than arising out of the Executive's acts of misappropriation of funds or actual fraud). In the event the Company does not compromise or assume the defense of any indemnifiable claim or action against the Executive, the Company shall promptly pay to the Executive to the extent permitted by applicable law all costs and expenses incurred or to be incurred by the Executive in defending or responding to any claim or investigation in advance of the final disposition thereof; provided, however, that if it is ultimately determined by a final judgment of a court of competent jurisdiction (from whose decision no appeals may be taken, or the time for appeal having lapsed) that the Executive was not entitled to indemnity hereunder, then the Executive shall repay forthwith all amounts so advanced. The Company may not agree to any settlement or compromise of any claim against the Executive, other than a settlement or compromise solely for monetary damages for which the Company shall be solely responsible, without the prior written consent of the Executive, which consent shall not be unreasonably withheld. This right to indemnification shall be in addition to, and not in lieu of, any other right to indemnification to which the Executive shall be entitled pursuant to the Company's Certificate of Incorporation or By-laws or otherwise.

               (b) Directors' and Officers' Insurance. The Company shall use its best efforts to maintain commercially reasonable directors' and officers' liability insurance during the Employment Term.

          12. Non-Waiver of Rights. The failure to enforce at any time the provisions of this Agreement or to require at any time performance by any other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of any party to enforce each and every provision in accordance with its terms.

          13. Notices. Every notice relating to this Agreement shall be in writing and shall be given by personal delivery, by a reputable same-day or overnight courier service (charges prepaid), by registered or certified mail, postage prepaid, return receipt requested or by facsimile to the recipient with a confirmation copy to follow the next day to be delivered by personal delivery or by a reputable same-day or overnight courier service to:

               If to the Company:  NTL Incorporated
                                   909 Third Avenue
                                   New York, New York 10022
                                   Attn:  Secretary
                                   Fax:  (212) 906-8497

               with a copy to:     NTL Incorporated
                                   Bartley Wood Business Park
                                   Hook, Hampshire RG27 9UP
                                   Attn: HR Director

               If to the Executive, to the address most recently provided by the Executive to the Company and contained in the Company's records

          14. Binding Effect/Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and assigns. Notwithstanding the provisions of the immediately preceding sentence, the Executive shall not assign all or any portion of this Agreement without the prior written consent of the Company.

          15. Entire Agreement. This Agreement (as amended and restated hereby), the Restricted Stock Agreement and the agreements evidencing the Prior Equity Grants set forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior agreements, written or oral, between them as to such subject matter, including the agreement between the Executive and the Company dated 25 February 2003, which shall be null and void.

          16. Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

          17. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without reference to any principles of conflict of laws which might result in the application of the laws of any other jurisdiction.

          18. Modifications and Waivers. No provision of this Agreement may be modified, altered or amended except by an instrument in writing executed by the parties hereto. No waiver by any party hereto of any breach by any other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.

          19. Headings. The headings contained herein are solely for the purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

          20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by authority of the Executive Committee of the Board of Directors, and the Executive has hereunto set his hand, on the day and year first above written.


                                   Company:
                                   -------

                                   NTL Incorporated



                                   By: /s/Bryan H. Hall
                                      -------------------------------------
                                      Bryan H. Hall
                                      Secretary



                                   Executive:
                                   ---------



                                   /s/James F. Mooney
                                   ----------------------------------------
                                   James F. Mooney





        [Signature Page to Amended & Restated Employment Agreement]

                                EXHIBIT A-1

                 Terms of Additional Restricted Stock Grant



Date of Grant: Effective as of the earliest practicable date following the day on which the Company's 2006 Stock Incentive Plan is approved by the Company's stockholders and a Form S-8 with respect thereto is effective.

Shares of Restricted Stock: 1,125,000 (this number takes into account the conversion of shares in the merger).

Vesting Schedule: Each tranche of restricted stock vests as follows:

     Tranche 1 (375,000 shares) - in equal one-third installments on April 30, 2007, 2008 and 2009, subject to achievement of, respectively, 2006, 2007 and 2008 annual performance milestones to be provided by the Executive Committee of the Board;

     Tranche 2 (375,000 shares) - in equal one-third installments on April 30, 2007, 2008 and 2009, subject to achievement of a list of objectives for each of 2006, 2007 and 2008, respectively, to be provided by the Executive Committee of the Board; and

     Tranche 3 (375,000 shares) - on April 30, 2009, subject to achievement of the Company's LTIP over the period 2006-2008.

Shares will be granted under the 2006 Stock Incentive Plan (the "Plan"). Upon the occurrence of an "Acceleration Event" (as defined in the Plan), shares granted under Tranche 1 and Tranche 2 will vest automatically on an accelerated basis. Vesting of Tranche 3 will occur upon the occurrence of an Acceleration Event as follows: (i) if the Acceleration Event occurs during the 2006 fiscal year, 125,000 shares will automatically vest, and the Compensation Committee or the Board of Directors will have the discretion to vest all or any part of an additional 250,000 shares; (ii) if the Acceleration Event occurs during the 2007 fiscal year, 250,000 shares will automatically vest, and the Compensation Committee or the Board of Directors will have the discretion to vest all or any part of an additional 125,000 shares; and (iii) if the Acceleration Event occurs during the 2008 fiscal year (or the 2009 fiscal year if the shares are then outstanding), 375,000 shares will automatically vest.

The award will be evidenced by the Restricted Stock Agreement in the form attached as Exhibit A-2.

During the Employment Term, the Executive shall not sell or transfer any shares of Restricted Stock, except as may be necessary to pay income taxes which are incurred as a result of vesting of such Restricted Stock as further provided in the Restricted Stock Agreement (but in no event more than 45% of such vested shares).

                                EXHIBIT A-2

                              NTL INCORPORATED
                         RESTRICTED STOCK AGREEMENT

     RESTRICTED STOCK AGREEMENT, dated as of 5 July 2006, between NTL Incorporated, a Delaware corporation (the "Company"), and James Mooney (the "Executive").

     WHEREAS, the Executive is employed by the Company under the Amended & Restated Employment Agreement dated as of the date hereof (the "Employment Agreement") and which has a term thereunder which expires on 30 April 2009 (such term, as may be extended by amendment of the Employment Agreement, the "Term");

     WHEREAS, the Executive Committee of the Board of Directors of the Company (the "Executive Committee") has reviewed and approved the terms of this Agreement and the Employment Agreement;

     WHEREAS, the Company wishes to grant to the Executive, and the Executive wishes to accept from the Company, shares of common stock of the Company, par value $0.01 per share (the "Restricted Stock"), to be granted pursuant to the NTL Incorporated 2006 Stock Incentive Plan (the "Plan");

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Grant of Restricted Stock. The Company hereby grants to the Executive, and the Executive hereby accepts from the Company, 1,125,000 shares of Restricted Stock on the terms and conditions set forth in this Agreement. This Agreement is also subject to the terms and conditions set forth in the Plan. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

     2. Rights of Executive. Except as otherwise provided in this Agreement, the Executive shall be entitled, at all times on and after the date that the shares of Restricted Stock are issued, to exercise all the rights of a stockholder with respect to the shares of Restricted Stock (whether or not the Transfer Restrictions thereon shall have lapsed), including the right to vote the shares of Restricted Stock and the right, subject to Section 6 hereof, to receive dividends thereon. Notwithstanding the foregoing, prior to the "Release Date" (as defined in Section 4.1), the Executive shall not be entitled to transfer, sell, pledge, hypothecate, assign or otherwise dispose of or encumber, the shares of Restricted Stock (collectively, the "Transfer Restrictions"), except that, as provided in
Section 4.1, the Executive may sell such number of shares as is reasonably necessary to pay for any US federal or state income tax that may apply as a result of vesting upon the occurrence of the relevant Lapse Date but in no event more than 45% of such shares.

     3. Vesting and Lapse of Transfer Restrictions. The Transfer
Restrictions on the Restricted Stock shall lapse and the Restricted Stock granted hereunder shall vest (in each case on April 30 of fiscal year following the relevant fiscal year(s) specified below) as follows:

   (i) Annual Budget. As to the number of shares set forth below if performance conditions relating to group cash flow and EBITDA established by the Executive Committee in respect of the Company's fiscal year shown below have been met, so long as the Executive has remained continuously employed by the Company from the date of commencement of his employment through December 31 of the relevant fiscal year shown below:


               No of Shares       Relevant Fiscal Year        Lapse Date
               ------------       --------------------        ----------

                 125,000                  2006              April 30, 2007

                 125,000                  2007              April 30, 2008

                 125,000                  2008              April 30, 2009


               Upon the occurrence of an Acceleration Event, the Transfer Restrictions on all of these shares of Restricted Stock which are then outstanding shall lapse and such shares of Restricted Stock shall vest.

   (ii) Comprehensive List of Objectives. As to the number of shares set forth below if performance conditions relating to a comprehensive list of objectives established by the Executive Committee in respect of the Company's fiscal year below have been met, so long as the Executive has remained continuously employed by the Company from the date of commencement of his employment through December 31 of the relevant fiscal year shown below:


               No of Shares       Relevant Fiscal Year        Lapse Date
               ------------       --------------------        ----------

                 125,000                  2006              April 30, 2007

                 125,000                  2007              April 30, 2008

                 125,000                  2008              April 30, 2009


               Upon the occurrence of an Acceleration Event, the Transfer Restrictions on all of these shares of Restricted Stock which are then outstanding shall lapse and such shares of Restricted Stock shall vest.

   (iii) LTIP. As to 375,000 shares if the long term performance conditions established by the Executive Committee in respect of the Company's 2006-2008 fiscal years have been met, so long as the Executive has remained continuously employed by the Company from the date of commencement of his employment through December 31, 2008. In the event of the occurrence of an Acceleration Event, these shares of Restricted Stock shall vest as follows: (i) if the Acceleration Event occurs during the 2006 fiscal year, 125,000 shares will automatically vest, and the Committee or the Board will have the discretion to vest all or any part of an additional 250,000 shares; (ii) if the Acceleration Event occurs during the 2007 fiscal year, 250,000 shares will automatically vest, and the Committee or the Board will have the discretion to vest all or any part of an additional 125,000 shares; and (iii) if the Acceleration Event occurs during the 2008 fiscal year (or the 2009 fiscal year, if prior to the date of the determination referred to in the immediately following paragraph), 375,000 shares will automatically vest.

The Committee shall meet to determine whether such performance conditions have been met promptly after the completion by the Company of the financial reports or other information in respect of an applicable fiscal year necessary to make such determination. The restrictions on the shares of Restricted Stock subject to this Section 3.1 shall lapse on the date that the Committee determines that the applicable performance conditions have been met in respect of an applicable fiscal year (such date, the "Lapse Date"), and the shares of Restricted Stock shall be forfeited if the Committee determines that such performance conditions have not been met. In no event shall the date of such determination occur later than the last day of the fiscal year immediately following the fiscal year to which the performance conditions relate.

     4. Escrow and Delivery of Shares.

          4.1 Certificates representing the shares of Restricted Stock shall be issued and held by the Company in escrow and shall remain in the custody of the Company until the earliest of (i) the final Lapse Date (April 30, 2009), (ii) the date of the Executive's termination of employment with the Company and its Affiliates (other than by resignation) and (iii) the date of vesting of the shares upon an Acceleration Event as provided herein (the earliest of (i), (ii) and (iii), the "Release Date"); provided, that in connection with any Lapse Date, the Company shall deliver to the Executive a sufficient number of shares that have become vested on such Lapse Date with a value equal to the Withholding Tax requirements, if any (but in no event more than 45% of such vested shares) (the "Withholding Shares"). As soon as practicable after the Release Date, the shares of Restricted Stock that have become vested pursuant to Section 3 hereof that have not previously been delivered to the Executive shall be delivered to the Executive or the Executive's estate, subject to the delivery of any documents which the Company in its discretion may require as a condition to the issuance of shares, and so long as the Executive has satisfied all applicable Withholding Tax requirements with respect to the Restricted Stock.

          4.2 The Executive shall receive, hold, sell, or otherwise dispose of those shares delivered to the Executive pursuant to Section 4.1 free and clear of the Transfer Restrictions, but subject to compliance with all federal and state securities laws.

          4.3 Prior to the Release Date (or such earlier date that is applicable to the Withholding Shares), each stock certificate shall bear a legend in substantially the following form:

          "This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture, restrictions against transfer and rights of repurchase, if applicable) contained in the Restricted Stock Agreement (the "Agreement") between the registered owner of the shares represented hereby and the Company. Release from such terms and conditions shall be made only in accordance with the provisions of the Agreement, a copy of which is on file in the office of the Secretary of NTL Incorporated."

     5. Effect of Termination of Employment for any Reason. Upon termination of the Executive's employment with the Company and its Affiliates, if applicable, for any reason, the Executive shall forfeit the shares of Restricted Stock which are then subject to the Transfer Restrictions, and, from and after such forfeiture, such shares of Restricted Stock shall cease to be outstanding and the Executive shall have no rights with respect thereto; provided, that, if the Executive's employment shall terminate after the end of a fiscal year of the Company and prior to the date of the determination as to whether the performance conditions applicable to such fiscal year have been met, the shares of Restricted Stock subject to vesting in respect of such fiscal year shall remain outstanding following the termination of the Executive's employment and shall vest or be forfeited when such determination is made, in either case based on such determination; and provided, further, that the shares of Restricted Stock shall be subject to vesting to the extent provided in the Employment Agreement.

     6. Voting and Dividend Rights. All dividends declared and paid by the Company on shares of Restricted Stock shall be deferred until the lapsing of the Transfer Restrictions pursuant to Section 3 hereof (and shall be subject to forfeiture upon forfeiture of the shares of Restricted Stock as to which such deferred dividends relate). The deferred dividends shall be held by the Company for the account of the Executive. Upon the Lapse Date, the dividends allocable to the shares of Restricted Stock as to which the Transfer Restrictions have lapsed shall be paid to the Executive (without interest). The Company may require that the Executive invest any cash dividends received in additional Restricted Stock which shall be subject to the same conditions and restrictions as the Restricted Stock granted under this Agreement.

     7. No Right to Continued Employment. Nothing in this Agreement shall be interpreted or construed to confer upon the Executive any right with respect to continuance of employment by the Company or any of its Affiliates, nor shall this Agreement interfere in any way with the right of the Company or any such Affiliate to terminate the Executive's employment at any time.

     8. Withholding of Taxes. The Executive shall pay to the Company, or the Company and the Executive shall agree on such other arrangements necessary for the Executive to pay, the applicable federal, state and local income taxes required by law to be withheld (the "Withholding Taxes"), if any, upon the vesting and delivery of the shares. The Company shall have the right to deduct from any payment of cash to the Executive an amount equal to the Withholding Taxes in satisfaction of the Executive's obligation to pay Withholding Taxes.

     9. Modification of Agreement. This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

     10. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force and effect in accordance with their terms.

     11. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to the conflicts of laws principles thereof.

     12. Successors in Interest; Transfer. This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Executive's heirs, executors, administrators and successors. All obligations imposed upon the Executive and all rights granted to the Company under this Agreement shall be binding upon the Executive's heirs, executors, administrators and successors. This Agreement is not assignable by the Executive.



            [The remainder of this page is intentionally blank.]

                                        NTL INCORPORATED



                                        /s/Bryan H. Hall
                                        ------------------------------------

                                        Name:   Bryan H. Hall
                                                ----------------------------
                                        Title:  Secretary
                                                ----------------------------



/s/James F. Mooney
----------------------------------
                Executive